Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 2nd day of July 2008

BETWEEN:

Constellation Homebuilder Systems Inc., a corporation incorporated under the laws of the State of Delaware (“CHS USA”)

- and -

Constellation Homebuilder Systems, Corp., a corporation incorporated under the laws of the Province of Ontario (“CHS Canada”)

(CHS USA and CHS Canada are referred to collectively as the “Purchaser”)

- and -

Carbiz Inc. a corporation incorporated under the laws of the Province of Ontario (“Vendor”).

WHEREAS:

(a)	the Vendor carries on the business of software development and marketing; and

(b)

the Vendor desires to sell and CHS USA desires to purchase certain of the assets of the Vendor pertaining to the Purchased Business (as hereafter defined) upon and subject to the terms and conditions hereinafter set forth; and

(c)	the Vendor desires to sell and CHS Canada desires to purchase the Software and Intellectual Property (as hereafter defined) upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Accounts Payable” means the accounts payable and accrued expenses of the Purchased Business on the Closing Date.

(b)	“Agreement” means this agreement and all schedules and exhibits hereto and all amendments made hereto and thereto by written agreement between the Vendor and the Purchaser.

(c)	“Assets” means the assets and undertakings referred to or described in Sections 2.1 and 2.2.

(d)	“Assumed Liabilities” means the prepaid software support and unfilled orders of the Purchased Business.

(e)

“Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (ERISA) which is maintained, contributed to, or required to be contributed to, by the Vendor or any affiliate of the Vendor for the benefit of any Employee, or with respect to which the Vendor or any affiliate of the Vendor has or may have any liability or obligation.

(f)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the State of Florida, USA.

(g)

“Claims” means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including, without limitation, all legal fees and costs on a solicitor and client basis, but excluding consequential, indirect, exemplary, punitive damages or any damages measured by lost profits or a multiple of earnings.

(h)	“Closing Date” means July 2, 2008 or such other date as may be agreed to in writing between the Vendor and the Purchaser.

(i)	“Closing Date Balance Sheet” has the meaning set out in Section 2.7(b).

(j)

“Contracts” means any contract, agreement, entitlement, commitment or license by which the Purchased Business is bound including, without limitation, all licenses, support and maintenance contracts applicable to the Software.

(k)	“Deferred Revenue” means any deferred or prepaid revenue of the Purchased Business as of the Closing Date.

(l)	“Disclosure Schedule” means the list, set out in Schedule D, of exceptions to the Warrantor’s representations and warranties.

(m)	“Effective Date” means July 2, 2008.

(n)	“Employees” means those employees listed on Schedule G who are currently employed by the Vendor in the Purchased Business.

(o)	“Excluded Assets” means the property and assets described in Section 2.3.

(p)	“Financial Statements” has the meaning set out in Section 3.1(g)(i).

(q)	“GAAP” means generally accepted accounting principles as defined by the American Institute of Certified Accountants applied in a consistent manner.

(r)	“Holdback Release Date” means the date ninety (90) days from the Closing Date.

(s)	“Intellectual Property” has the meaning set out in Section 2.1(b).

(t)	“Interim Date” means March 31, 2008.

(u)

“Leases” means all leases or agreements in the nature of a lease and any interest therein, whether of real or personal property, to which the Vendor or any of its affiliates is a party, whether as lessor or lessee.

(v)	“Letter of Intent” means the letter of intent to enter into an agreement between the Vendor and the Purchaser, dated May 30, 2008.

(w)

“Lien” includes any security interest, mortgage, encumbrance, option, lien or charge of any kind, including any limitation on transfer, use, receipt of income or other exercise of any attributes of ownership of the Assets, and includes a license for use or possession of the Assets.

(x)

“Permitted Liens” means (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not, individually, result in a material adverse effect on the Purchased Business, and (ii) Liens for taxes not yet due and payable or which are being contested in good faith by the Vendor or the Warrantor and for which reasonable reserves have been established.

(y)	“Principals” (or “Principal” as the case may be) means the officers and the individual members of the Board of Directors of the Vendor.

(z)	“Purchase Price” has the meaning set out in Section 2.4.

(aa)	“Purchased Business” means the business of developing, marketing, licensing and supporting the Software as presently and previously carried on by the Vendor and to be sold to the Purchaser hereunder.

(bb)

“Software” means the computer programs known by the names as set out in Schedule C, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to the said computer programs, all as they exist at the Time of Closing, whether under development or as currently being marketed by the Vendor.

(cc)	“Tangible Assets” means the following Assets of the Purchased Business: accounts receivable, net fixed assets, licenses for third party software, bankers forms agreement, and inventory.

(dd)	“Tangible Net Assets” means the book value of the Tangible Assets less the book value of the Assumed Liabilities, determined in accordance with GAAP consistently applied, as of the Closing Date.

(ee)	“Third Party Programs” has the meaning set forth in Section 3.1(j)(iv).

(ff)	“Time of Closing” means 4:30 p.m. (Eastern Standard Time) on the Closing Date.

(gg)	“Warrantor” means the Vendor, including its successors and permitted assigns.

1.2

Extended Meanings. In this Agreement words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.3

Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles or GAAP, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the American Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.4	Currency. All references to currency herein are to lawful money of the United States.

1.5	Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A - Financial Statements
Schedule B - Computer and Other Equipment
Schedule C - Software and Intellectual Property
Schedule D - Disclosure Schedule
Schedule E - Employee and Contractor Agreements

Schedule F - Inventory
Schedule G - List of Transferred Employees
Schedule H - Assumed Contracts
Schedule I - Assumed Liabilities
Schedule J - Accounts Receivable
Schedule K - Form of Employment Agreement
Schedule L - Unfilled Orders
Schedule M - Software Maintenance and Support Revenue
Schedule N - Template Tangible Net Asset (TNA) Calculation
Schedule O – not used
Schedule P - Purchase Price Allocation

2.	SALE AND PURCHASE

2.1	Purchase and Sale of Software and Intellectual Property.

Upon and subject to the terms and conditions hereof, the Vendor will sell, assign and transfer in perpetuity to CHS Canada free and clear of all Liens, other than Permitted Liens, and CHS Canada will purchase:

(a)	the Software and all intellectual property rights worldwide in the Software; and

(b)

all intellectual property owned or purported to be owned by the Vendor, to the extent used in the Purchased Business, and used or currently being developed for use by the Vendor in the Purchased Business and all rights of the Vendor therein, worldwide, whether registered or unregistered (the “Intellectual Property”), including without limitation in each case to the extent used in the Purchased Business:

(i)

Copyrights - copyrights owned or purported to be owned by the Vendor, including, without limitation, all copyrights in and to the computer software programs listed in Schedule C, including the Software and all applications and registrations of such copyrights;

(ii)

Trade-marks; Domain Names - trade-marks, trade-names, service marks, brand names, logos, domain names or the like owned or purported to be owned by the Vendor, whether used in association with wares or services, including, without limitation, those trade-marks listed in Schedule C and all applications, registrations, renewals, modifications and extensions of such trade-marks and domain names;

	(iii)	Patents - patents, patent applications and other patent rights, if any, of the Vendor related to the Software;

(iv)

Technology - technology created, developed or acquired by the Vendor whether or not patented or patentable and whether or not fixed in any medium whatsoever, including, without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, industrial designs, sketches, patterns, databases, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services; and

(v)	Licenses - licenses, sub-licenses and franchises related to the Vendor in which the Vendor is a licensee or a licensor of intellectual property of a nature described in paragraphs (i) - (iv) above.

2.2

Purchase and Sale of Other Assets. Upon and subject to the terms and conditions hereof, the Vendor will sell, assign and transfer to CHS USA free and clear of all Liens, other than Permitted Liens, and CHS USA will purchase from the Vendor as a going concern, as of and with effect from the opening of business on the Effective Date, the following assets:

	(a)	Computer and Other Equipment - all computer and other equipment and accessories and supplies of all kinds which are specifically listed on Schedule B;

(b)

Contracts, Agreements - the full benefit of all unfilled orders received by the Vendor in connection with the Purchased Business, the specifics of which are listed in Schedule L hereto, and all right, title and interest of the Vendor in, to and under all Contracts listed on Schedule H attached hereto;;

	(c)	Work in Process - all work in process relating to the Purchased Business;

	(d)	Prepaid Expenses - all prepaid expenses and deposits pertaining to the Purchased Business;

	(e)	Inventory - any inventory listed on Schedule F;

	(f)	Loans/Advances - all loans and advances made by the Vendor to suppliers of the Vendor pertaining to the Purchased Business;

(g)

Warranty Rights - the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Vendor on the purchase or other acquisition of any part of the Assets;

(h)

Records - all books, records or files relating to the Purchased Business including, without limitation, all financial, production, personnel, sales and customer records (except to the extent any of the foregoing are or relate to Excluded Assets);

(i)

Accounts Receivable - all accounts receivable (net of any required allowance for doubtful accounts), trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor in connection with the Purchased Business

(except to the extent any of the foregoing are or relate to Excluded Assets), all of which are listed in Schedule J hereto.

2.3	Excluded Assets. There shall be specifically excluded from the purchase and sale of the Purchased Business the following:

	(a)	life insurance proceeds receivable in respect of the life of any Principal;

(b)

income taxes refundable and all refundable sales taxes, excise taxes, municipal taxes and like taxes and interest thereon refundable to the Vendor on account of the Purchased Business in respect of any period ending prior to the Effective Date;

	(c)	all notes receivable, or other debts due or accruing due to the Vendor from any Principal;

	(d)	all cash, term or time deposits owned or held by or for the account of the Vendor on account of the Purchased Business;

(e)

all books and records relating to the Excluded Assets and the corporate charter, taxpayer and other identification numbers, seals, minute books, unit transfer records and other documents related to the organization, maintenance and existence of the Vendor as a legal entity;

	(f)	all of the Vendor’s rights under this Agreement;

	(g)	all financial statements, tax returns and other tax records and related information of the Vendor;

	(h)	all rights, duties and obligations of the Vendor in and to any Leases;

	(i)	all insurance policies owned and maintained by the Vendor and all rights thereunder; and

	(j)	all claims of the Vendor against third parties related to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

2.4

Purchase Price and Allocation Thereof. The purchase price payable by the Purchaser to the Vendor for the Assets (such amount being hereinafter referred to as the “Purchase Price”) will be $2,700,000, subject to any adjustment under Sections 2.5(b) and 2.7.

2.5	Payment of Purchase Price. The Purchase Price will be payable by the Purchaser to the Vendor by certified cheque, bank draft or wire transfer as follows:

	(a)	$2,500,000 will be paid at the Time of Closing;

	(b)	the balance of $200,000 (the “Holdback”), subject to adjustment (if any) pursuant to the terms of Section 2.7 and any Claims by Purchaser under the representations and warranties, will be retained by the Purchaser and paid to the Vendor on the Holdback Release Date.

2.6

Determination of Amounts; Elections. The Vendor and the Purchaser covenant and agree with each other that the Purchase Price shall be allocated among the Assets as set forth on Schedule P attached hereto. The Vendor and the Purchaser agree to cooperate in the filing of such elections under the Internal Revenue Code, and similar tax statutes in the United States as may be necessary or desirable to give effect to such allocation for tax purposes. The Vendor and the Purchaser agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections. If either party fails to file its tax returns as aforesaid, it shall indemnify and save harmless the other of them in respect of any additional tax, interest, penalty and legal and/or accounting costs paid or incurred by the other of them as a result of the failure to file as aforesaid.

2.7	Purchase Price Adjustment.

(a)

The Purchase Price has been determined on the basis that the Tangible Net Assets will have a value on July 1, 2008 of $200,000 (such value being the “Estimated TNA”)to be calculated consistent with the methodology set out in Schedule N.

(b)

Within 30 days after the Closing Date, the Vendor shall deliver to the Purchaser a statement indicating the value of the Tangible Net Assets of the Purchased Business as at July 1, 2008 (such value being the “Closing TNA” and such statement being the “Closing Date Balance Sheet”).

The Vendor shall provide along with the Closing Date Balance Sheet any required schedules and supporting documentation required for the determination of the value of the Tangible Net Assets as at July 1, 2008. The Purchaser shall work cooperatively with the Vendor during the thirty (30) day period following the delivery of the Closing Date Balance Sheet to verify the amounts on the Closing Date Balance Sheet. If the Vendor or the Purchaser have not been able to agree upon a resolution of any related dispute within sixty (60) days of receipt by Purchaser of the Closing Date Balance Sheet, then any such dispute shall be resolved by an independent accounting firm (the “Reviewing Accountant”) selected jointly by the Vendor and the Purchaser. If these parties cannot agree on a Reviewing Accountant within ten (10) days, either of them may apply to a court to have one appointed by the court. The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days after submission. The fees of the Reviewing Accountant will be borne equally by the Vendor and the Purchaser. The resolution of the dispute by the Reviewing Accountant shall be final and binding on the parties hereto.

(c)

If the Closing Date Balance Sheet shows the Closing TNA to be equal to or greater than the Estimated TNA (any excess over $1 being the “Excess”), then the Purchaser will pay the Vendor the Holdback together with the amount of the

Excess on the Holdback Release Date and the Purchase Price will be increased by the amount of the Excess.

(d)

If the Closing Date Balance Sheet shows the Closing TNA is less than the Estimated TNA (the difference, expressed as a positive number, being the “Shortfall”), the Purchaser will, unless the Shortfall is equal to or greater than the Estimated TNA, pay to the Vendor the Holdback less the amount of the Shortfall, on the Holdback Release Date, and the Purchase Price will be reduced by the Shortfall.

(e)

If the Shortfall is equal to or greater than the Estimated TNA then the Purchaser shall retain the Holdback and the Vendor shall, on the Holdback Release Date, pay to the Purchaser the full amount of the Shortfall less the Holdback, and the Purchase Price will be reduced by the amount of the Holdback and the Shortfall.

(f)

Notwithstanding Sections 2.7(c), (d) and (e), Purchaser may withhold from payment of the Holdback an amount in respect of a Claim under the representations and warranties of the Vendor or any of the indemnities contained in this Agreement provided written notice of such Claim has been given to the Vendor in accordance with Section 4.3 of this Agreement prior to the Holdback Release Date.

2.8	Assumption of Obligations and Liabilities.

(a)

Except as otherwise expressly provided herein, CSH USA will assume, fulfill and perform only those obligations and liabilities of the Vendor under the contracts and other commitments specifically described in paragraph 2.2(b) hereof and listed on Schedule H hereto which (i) initially accrue or arise after the Closing Date; and (ii) are not the result of or caused by any breach or default of the Vendor thereunder on or before the Closing Date.

(b)

Effective as of the Closing Date, CHS USA will assume only those payables and liabilities of the Vendor set out in the list of payables and liabilities found in Schedule I, which list shall include the Assumed Liabilities.

	(c)	The Purchaser shall only be responsible for liabilities and obligations arising out of or based upon the Purchaser’s ownership and operation of the Assets from and after the Closing Date.

2.9

Obligations and Liabilities Not Assumed. Except as otherwise expressly provided herein, the Purchaser does not assume and will not be liable for any obligations or liabilities of the Vendor whatsoever, including, without limiting the generality of the foregoing, (i) any taxes under the Internal Revenue Code or any other taxes whatsoever that may be or become payable by the Vendor, including any income or other taxes resulting from or arising as a consequence of the sale by the Vendor to the Purchaser of the Assets herein contemplated, (ii) any indebtedness of the Vendor owing to its bankers, its shareholders, or any other lender to the Vendor, (iii) any obligations owing by the Vendor to end users of the Software in respect of prepaid but unutilized services of the Vendor other than those obligations listed in Schedule L, (iv) any obligations of the Vendor in respect of policies of insurance on the life of any Principal, (v) any Claims directly arising out of the conduct of the Vendor prior to the Time of Closing, or (vi) the Accounts Payable.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Warrantor’s Representations and Warranties. The Warrantor represents and warrant to the Purchaser that:

(a)

Corporate - The Vendor is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Vendor is subject.

(b)

Authority - The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Assets to the Purchaser free and clear of all Liens, other than Permitted Liens, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Vendor. No approval, order, consent or filing with any governmental authority (including any regulatory authority and agency) is required on the part of the Vendor in connection with the execution, delivery and performance of this Agreement.

(c)

Binding Agreement - This Agreement and all other agreements, documents and instruments to be executed by the Vendor constitute a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with their terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

(d)

No Options - Except as expressly listed in Section 3.1(d) of the Disclosure Schedule, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement.

(e)

No Conflict - Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor or any Warrantor which is a corporation will result in the violation of:

	(i)	any of the provisions of the Article of Incorporation, Certificate of Formation or the like or by-laws of the Vendor or any Warrantor which is a corporation, as applicable,

(ii)

except for those Contracts which require consent to their assignment or transfer and which are expressly listed in section 3.1(e)(ii) of the Disclosure Schedule, any agreement or other instrument to which the Vendor or any Warrantor which is a corporation, as applicable, is a party or by which the Vendor or such Warrantor is bound, or

(iii)	any applicable law, rule or regulation.

(f)

Books and Records - The books and records of the Vendor relating to the Purchased Business are true and correct in all material respects and present fairly and disclose in all material respects the financial position of the Purchased Business, and all material financial transactions and legal and corporate proceedings of the Vendor relating to the Purchased Business have been accurately recorded in such books and records and, to the extent possible, such financial books and records have been prepared in accordance with GAAP, consistently applied.

(g)

Financial Statements - The financial statements for the Purchased Business attached as Schedule A hereto for the fiscal year ended January 31, 2008 and for the three months ended April 30, 2008 (hereinafter collectively referred as the “Financial Statements”):

	(A)	are in accordance with the books and accounts of the Vendor as at the dates set forth on the Financial Statements for such periods,

	(B)	are true and correct and present fairly the financial position of the Purchased Business as at the dates set forth on the Financial Statements for such periods,

	(C)	have been prepared in accordance with generally accepted accounting principles, consistently applied, and

(D)

present fairly all of the assets and liabilities of the Purchased Business as at the dates set forth on the Financial Statements for such periods including, without limiting the generality of the foregoing, all contingent liabilities of the Purchased Business as at the dates set forth on the Financial Statements for such periods.

(h)

Financial Position - Since April 30, 2008: (i) the Purchased Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Purchased Business; (ii) there has been no change in the affairs, business, operations or condition of the Purchased Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not adversely affected the affairs, business, operations or condition of the Purchased Business, financial or otherwise; (iii) no single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $10,000 have been made or authorized by or in respect of the Purchased Business; (iv) the Purchased Business has not materially changed its price lists, manner of pricing or billing, or the credit lines it makes available to customers; and (v) there are no outstanding liabilities in respect of the Purchased Business except trade debts incurred in the usual and ordinary course of business and shown on the Financial Statements and on the list of payables set out in Schedule I.

(i)	Intellectual Property -

(i)

Owned Intellectual Property. Except as set forth in Section 3.1(i)(ii), the Vendor owns all of the Intellectual Property (which for purposes of this clause (i) and subsections 3.1(1) and (p) includes all rights in the Software and related training materials) that is currently used in the Purchased Business. Schedule C sets forth a full, complete and true list of all United States and any other patents, trade-marks, registered copyrights, trade names and service marks, and any applications therefor included in the Intellectual Property, and specifies the jurisdictions in which such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Vendor’s currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or other relevant Copyright Office and any foreign offices and by whom such items have been registered. The Vendor is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used. The Intellectual Property is in full force and effect and has not been used or enforced, or failed to be used or enforced, in a manner that would result in its abandonment, cancellation or unenforceability. The Vendor has not transferred ownership of the Intellectual Property to any other person. There is no and has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person, former employee or other third party.

(ii)

Licensed Technology. Section 3.1(i)(ii) of the Disclosure Schedule lists all third party software and any other technology and technical information (other than the Third Party Programs referred to in Section

3.1(j)(iv)) licensed to the Vendor by third parties related to the Purchased Business (such material, together with the Third Party Programs, the “Licensed Technology”). The Vendor is using or holding the Licensed Technology with the consent of a license from the owner of such Licensed Technology under a Contract referred to in Section 3.1(k) . The Vendor has, and as a result of the transactions contemplated hereby the Purchaser will have, the right to use, pursuant to valid licenses, all Licensed Technology, development tools and all Third Party Programs that are used in the Purchased Business, including in the creation, modification, compilation, operation or support of the Software.

(j)	Software -

(i)

Developers. The Software was written only by the individuals (the “Developers”) listed in Section 3.1(j)(i) of the Disclosure Schedule other than minor components of the Software which, in the aggregate, do not comprise more than 5% of the source code for the current version of any individual Software program;

(ii)

Status of Developers. All Developers, at the time they wrote the Software, were either full-time employees of the Vendor employed as software programmers, or they were contractors who assigned their intellectual property rights in the Software to the Vendor pursuant to written agreements. The Developers have waived their moral rights in the Software;

(iii)

Government Funding. No government funding, facilities of a university, college or other educational institution or research centre or funding from third parties was used in the development of the Software;

(iv)

Third Party Software. Except for the third party software (“Third Party Programs”) listed in Section 3.1(j)(iv) of the Disclosure Schedule, the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Programs, contains all materials necessary for the continued maintenance and development of the Software as presently maintained and developed by the Vendor. Except as disclosed in Section 3.1(j)(iv) of the Disclosure Schedule, no open source software was or is used in, incorporated into, integrated or bundled with any of the Software;

(v)

Third Party Licenses. Copies of all the license, distribution and maintenance agreements for the Third Party Programs have been provided by the Vendor to the Purchaser, except in respect of Third Party Programs that are shrink wrapped software and that are purchased off- the-shelf by the Vendor in order to be passed through to the Vendor’s customers or to be used by the Vendor, and such license and distribution agreements give the Vendor the right to grant unlimited run-time licenses of the respective Third Party Program to the customers of the Vendor for the royalties set out in Section 3.1 (j )(v) of the Disclosure Schedule;

(vi)

Object Code. Only object code versions of the Software have been provided to those licensee customers of the Software listed in Section 3.1(j)(vi) of the Disclosure Schedule, and no person except for such licensees have been provided with a copy of the object code of the Software;

(vii)

Source Code. The source code for the Software has not been delivered or made available to any person and the Vendor has not agreed to or undertaken to or in any other way promised to provide such source code to any person. The source code is currently stored only in the Vendor’s premises in Sarasota, Florida. The sale of the Assets of the Vendor resulting from the transactions contemplated by this Agreement will not entitle any customer to obtain a copy of the source code for the Software, nor will it result in any third party being granted any right with respect to the Software or the Intellectual Property;

(viii)

Customer Licenses and Other Agreements. Section 3.1(j)(viii) of the Disclosure Schedule lists all the other licenses, maintenance or support agreements, development contracts and all other agreements, whether written or oral (other than proposals or request for proposals which are referred to in such agreements) between the Vendor and users of the Software, copies of each of which have been provided to the Purchaser. With respect to the users of the Software listed in Sections 3.1(j)(viii) and 3.1(j)(vi) of the Disclosure Schedule, all such users have non- transferable, non-exclusive, single-site licenses to use only object code versions of the Software. With respect to the maintenance agreements between the Vendor and users of the Software, except as noted in Section 3.1(j)(viii) of the Disclosure Schedule, no maintenance agreement has a term of greater than 12 months, and the Vendor has not agreed with any user to limit future increases in maintenance fees;

(ix)

Software Defects. Except as listed in Section 3.1(j)(ix) of the Disclosure Schedule, to the Warrantor’s knowledge, there are no problems or defects in the Software including bugs, logic errors or failures of the Software to operate as described in their related documentation or specifications, and, except for such disclosed problems or defects, the Software operates substantially in accordance with its documentation and specifications;

(x)	Development Plans. Section 3.1(j)(x) of the Disclosure Schedule accurately describes the current development plans for the Software;

(xi)

Disabling Devices. Except as listed in Section 3.1 (j)(xi) of the Disclosure Schedule, to the Warrantor’s knowledge, the Software does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Software, including time locks or computer viruses;

(xii)

Distributors. Except as listed in Section 3.1(j)(xii) of the Disclosure Schedule, there are no distributors, joint venturers, partners, sales agents, representatives or any other persons, including VARs, OEMs or resellers, who have rights to market, distribute or license the Software. No entity listed on Section 3.1(j)(xii) of the Disclosure Schedule has been guaranteed pricing for the Software. No entity listed in Section 3.1(j)(xii), and no entity that previously had rights to distribute the Software, has or had exclusive rights to do so in any geographic, product or customer market; and

(xiii)	Regulatory Approvals. The Vendor has obtained all applicable government, regulatory, technical and similar approvals in all jurisdictions where the Software is sold or may otherwise be required.

(k)

Third Party and Customer Contracts - The Contracts listed in Schedule 3.1(k) of the Disclosure Schedule are the only contracts and agreements, whether written or oral, by which the Purchased Business is bound. The unfilled orders listed in Schedule L are the only obligations owing by the Vendor to end users of the Software in respect of prepaid but unutilized training and support services of the Vendor and the estimated costs listed in Schedule L are a reasonable estimate of the resources needed to satisfy such unfilled orders. The Contracts represent the entire agreement of the Vendor and the respective parties to such contracts. All Contracts (including the related RFP’s and proposals) are not in default or breach, but rather are in full force and effect, in good standing and, to the Warrantor’s knowledge, there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach. All Contracts are in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder, and the Vendor has performed all obligations required to be performed by it under the Contracts. To the Warrantor’s knowledge, other than warranty claims disclosed to the Purchaser elsewhere pursuant to this Agreement, if any, no customer of the Vendor has any intention of making any warranty claims in respect of the Software or terminating any customer or partner Contract. The Vendor has made no commitments to release or develop any updates, versions or releases of the Software except as may be provided in such customer Contracts. No Contract to which the Vendor is a party limits the freedom of the Vendor to compete in any line of business or any geographic area, or to acquire goods or services from any supplier, or establish the prices at which it may sell any goods or services. The information set out in Schedule M is materially true and accurate.

(l)

Infringement - The Intellectual Property does not infringe upon or violate any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights, of any third party, nor has the Vendor received written notice from any person claiming that the Intellectual Property infringes any third party’s intellectual property rights. Except as provided in the customer Contracts referred to in Section 3.1(j), the Vendor has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property.

(m)

Non-Disclosure - The Vendor has taken all reasonable steps required to protect the Vendor’s rights in confidential information and trade secrets associated with the Assets. Section 3.1(m) of the Disclosure Schedule contains a list of each current and former employee of and consultant to the Vendor who provided services in respect of the Purchased Business and who has signed a Proprietary Rights and Confidentiality Agreement in the Vendor’s standard form as certified by the Vendor and delivered to the Purchaser, and, except as disclosed in the Disclosure Schedule, to the Warrantor’s knowledge, there are no breaches of any of such Proprietary Rights and Confidentiality Agreements. To the Warrantor’s knowledge, the employment by the Vendor of any of such employees does not violate any non-disclosure or non- competition agreement between an employee and a third party.

(n)

Litigation - There are no actions, suits, claims in progress or proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Warrantor, threatened against or adversely affecting, or which could adversely affect, the Purchased Business, the Intellectual Property, or the Assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Assets. To the Warrantor’s knowledge, there is no existing ground on which any such action, suit, Claims or proceedings might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator outstanding against the Vendor.

(o)

Orders - There are no outstanding orders, notices or similar requirements relating to the Purchased Business or to the Assets issued by any building, environmental, fire, health, labour or police authorities or from any other federal, state or municipal authority including, without limitation, occupational health and safety authorities and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.

(p)

No Encumbrances - Except as disclosed in Section 3.1(p) of the Disclosure Schedule, the Vendor is the owner of the Intellectual Property and the other Assets with a good and marketable title, free and clear of all Liens, other than Permitted Liens, and any other rights of others.

(q)

Accounts Receivable; Accounts Payable - All of the accounts receivable of the Vendor relating to the Purchased Business as at the Closing Date, including details as to the customer, the amount and the age of the receivable, are set out in

Schedule J hereto. The accounts receivable of the Purchased Business are valid and genuine accounts receivable and are generally due within ninety (90) days after being billed and are not subject to any defense, counterclaim or setoff. The only accounts payable, debts, accrued liabilities and contingent liabilities of the Vendor relating to the Purchased Business, including any of the foregoing owing by the Vendor and persons not at arm’s length with the Vendor, including all intercompany accounts, and amounts owing to governments, are set out in Schedule I. The inventories have been recorded on the books of the Vendor in accordance with GAAP consistent with past practice and can be readily sold in the ordinary course of business.

(r)

Equipment - Schedule B sets out a complete list of the equipment used in the business of the Purchased Business, all such equipment is owned by the Vendor free and clear of all Liens, other than Permitted Liens, except as disclosed in the Disclosure Schedule, and such equipment comprises the only equipment used by the Vendor to carry on the Purchased Business prior to the Closing Date as it is being presently conducted. All such equipment has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

(s)

Insolvency - No order has been made or petition presented or resolution passed for the winding up of the Vendor nor has any distress execution or other process been levied against the Vendor or action taken to repossess goods in the possession of the Vendor. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Vendor. No floating charge created by the Vendor has crystallised and there are no circumstances likely to cause such floating charge to crystallise. The Vendor has not been party to any transaction which could be avoided in a winding up. The Vendor has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Vendor has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the provisions of any bankruptcy legislation in the United States or Canada.

(t)

Transactions With Interested Persons - Neither Vendor nor any direct or indirect shareholder, officer, director or employee of the Vendor or any affiliate of any of the foregoing owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of Vendor, or any corporation, partnership, trust or other entity or organization which has a material contract or arrangement with Vendor.

(u)	Sufficiency of Assets - The Assets comprise all the assets used in the operation of the Purchased Business as of the Closing Date.

(v)	Guarantees - The Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Purchased Business.

(w)

No Subsidiaries - Any subsidiaries of the Vendor do not own or have any other rights in or to any of the Assets. The Purchased Business does not have any agreements, options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets to be used in or in connection with the Purchased Business other than, in the latter case, those assets that are to be used in the usual and ordinary course of business of the Purchased Business.

(x)

No Royalties - Except as disclosed in the Disclosure Schedule, the Vendor is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee pertaining to the Purchased Business.

(y)	Employees; Independent Contractors -

(i)

The Vendor has no employment contract with any Employee listed in Schedule G except such contracts as are listed in Schedule E attached hereto, and such Schedule correctly sets out whether such contracts are in writing and the Employee’s most recent salary with the Vendor (including particulars of all profit sharing, incentive and bonus arrangements applicable to the Employee), and his start date with the Vendor. Schedule E also sets out a complete list of the contracts between the Vendor and independent contractors related to the Purchased Business. Except for remuneration paid to employees, directors and independent contractors in the ordinary course of business and made at current rates of remuneration, or as set out in Section 3.1(y) of the Disclosure Schedule, no payments have been made or authorized since the signing of the Letter of Intent by the Vendor to Employees listed on Schedule G or to independent contractors of the Vendor related to the Purchased Business. No current or former director, officer, shareholder, employee or independent contractor of the Vendor or any person not dealing at arm’s length within the meaning of the Internal Revenue Code with any such person is indebted to the Vendor. All benefit plans listed in the Disclosure Schedule are in compliance in all material respects with all applicable legislation, including, without limiting the generality of the foregoing, the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the Internal Revenue Code. No employer contributions are required under any such plans. Neither the Vendor nor any “party in interest” (within the meaning of Section 4975 of the Code) has engaged in a transaction or transactions in connection with which the Vendor could be subject, individually or in the aggregate, to other civil penalties assessed pursuant to Section 502(i) of ERISA or tax liabilities imposed by Section 4975 of the Code. No liability under Title IV of ERISA has been incurred either directly or indirectly by the Vendor or any ERISA Affiliate. There is no pending or, to the Vendor’s knowledge, threatened claim against or otherwise involving any plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any plan (other than routine claims for benefits), nor is there any pending or, to the Vendor’s knowledge, threatened claim by or on behalf of any of the plans, which has or could have an adverse effect on the Vendor.

(ii)

Section 3.1(y)(ii) of the Disclosure Schedule lists all Benefit Plans applicable to the Employees (the “Disclosed Plans”). Except for the Disclosed Plans, there are no health or accident plans, programs, contracts, understandings or arrangements in which any employee, former employee, retired employee (or beneficiary of any of them) of the Vendor is entitled to participate.

(iii)

All required employer contributions under any of the Disclosed Plans have been made and the applicable funds have been funded in accordance with the terms of the plans and no past service funding liabilities exist thereunder.

(iv)

Each of the Disclosed Plans has at all times been operated in accordance with the health care continuation provisions of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 and state health care continuation laws, the Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mother’s Health Protection Act of 1996, the Mental Health Parity Act of 1996 and the Women’s Health and Cancer Act of 1998. With respect to any individuals who lose coverage under any of the Disclosed Plans in connection with the transactions contemplated by this Agreement, the Vendor will provide all notices, elections and other rights concerning health care continuation privileges required of the Vendor and the Purchaser under such statutes, will provide any elected continuation coverage through one or more of the Vendor’s group health plans, and will indemnify and hold harmless Purchaser and its affiliated entities for any damages or expenses incurred by them in this regard.

(v)	Vendor will comply with all applicable employee termination notice and similar laws as they impact on the transactions contemplated by this Agreement.

(vi)

Vendor will comply with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar laws as they impact on the transactions contemplated by this Agreement, or alternatively, with respect to the transactions contemplated by this Agreement, the Vendor represents and warrants that no such actions under such laws are required.

(vii)

No employees, former employees or retired employees of the Vendor, as a result of their employment with the Vendor, are participants in any “multiemployer plan” which is a “pension plan” as such terms are defined in ERISA, and Vendor has no current, contingent or potential liability of any kind, including withdrawal liability, with respect to any such plan except for contributions due in the ordinary course which are due but not yet payable. As of the Closing Date, if Vendor withdrew from any multiemployer plan, the Vendor would not incur any withdrawal liability.

(viii)

It is understood and agreed that effective as of the Effective Date, the Purchaser will offer employment to the Employees and will enter into an employment agreement with each of them substantially in the form attached as Schedule K.

(ix)

The Vendor has complied in all material respects with all laws, rules and regulations relating to the employment of labour, including those relating to wages, hours, pay equity, overtime, occupational safety, discrimination and the payment of social security and other payroll related taxes, and has not received any written notice alleging failure to comply in any material respect with any such laws, rules or regulations. No controversies, disputes or proceedings are pending or, to the Vendor’s knowledge, threatened, between the Vendor and any employee of the Vendor. There is no labour strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the Vendor’s knowledge, threatened with respect to the Vendor’s employees.

(x)

Since the Balance Sheet Date, there has not been any increase in the rate or terms of compensation payable by the Vendor to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of its employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases).

(z)	Collective Agreement - The Vendor is not bound by or a party to:

	(i)	any collective bargaining agreement, or

	(ii)	any benefit plan, including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of the Vendor for any of its employees,

and relating to the Purchased Business.

(aa)	Bargaining Rights - No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Vendor’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

(ii)	has applied to be certified as the bargaining agent of any of the Vendor’s employees, or

(iii)	has applied to have the Vendor declared a related employer or successor employer pursuant to applicable labour legislation.

(bb)

Compliance With Rules - Except as disclosed in Section 3.1(bb) of the Disclosure Schedule in respect of the foreign jurisdictions (“Foreign Jurisdictions”) in which the Purchased Business has operations, the Purchased Business does not conduct business in any jurisdiction other than the State of Florida. The Purchased Business is conducting its business in material compliance with all applicable laws, rules, regulations, notices, approvals and orders. The Purchased Business is not in material breach of any laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified to carry on its business as now conducted and to own its assets, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Purchased Business or which may be affected by the completion of the transactions contemplated hereby. The Vendor, to the extent required by law, has a written privacy policy which governs its collection, use and disclosure of personal information and the Vendor is in compliance with such privacy policy. All required consents to the collection, use or disclosure of personal information in connection with the conduct of the Purchased Business have been obtained.

(cc)

No Brokers - The Vendor has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

(dd)

Disclaimer - Except as expressly set forth in this Section 3.1, the Warrantor makes no representation or warranty, express or implied, at law or in equity and any such representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. The Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Section 3.1, the Purchaser is purchasing the Assets on an “as is, where is” basis.

3.2	Survival of Representations, Warranties and Covenants of the Warrantor.

	(a)	The representations and warranties of the Warrantor set forth in Section 3.1 will survive the completion of the transactions contemplated by this Agreement and,

notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser:

(i)

in the case of representations and warranties relating in any manner to taxation, until the day following the expiration of all periods allowed for any assessment or reassessment by any taxing authority;

(ii)	in the case of the representations and warranties in Sections 3.1(i), 3.1(j), 3.1(1) and 3.1(p), for a period of three (3) years after the Closing Date; and

(iii)	in the case of all other representations and warranties other than those referred to in clauses (i) and (ii) hereof, for a period of two (2) years from the Closing Date.

No investigations made by or on behalf of the Purchaser at any time, nor any disclosure of information made to the Purchaser (except as set out in this Agreement and the Schedules (including, without limitation, the Disclosure Schedule) hereto), shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by a Warrantor.

(b)

The covenants of the Warrantor set forth in this Agreement (other than the covenant set forth in Section 4.1(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof and subject to Section 3.2(a) hereof

3.3	Purchaser’s Representations and Warranties. The Purchaser represents and warrants to the Warrantor that:

	(a)	Each of CHS USA and CHS Canada is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation.

(b)

Each of CHS USA and CHS Canada has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of each of CHS USA and CHS Canada.

(c)

This Agreement and all other agreements, documents and instruments to be executed by the Purchaser constitute a valid and legally binding obligation of each of CHS USA and CHS Canada, enforceable against each of CHS USA and CHS Canada in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

(d)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by each of CHS USA and CHS Canada will result in the violation of:

	(i)	any of the provisions of its Articles of Incorporation, Certificate of Formation or the like or by-laws,

	(ii)	any agreement or other instrument to which it is a party or by which it is bound, or

	(iii)	any applicable law, rule or regulation.

(e)

Neither CHS USA nor CHS Canada has engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

3.4	Survival of Purchaser’s Representations, Warranties and Covenants.

(a)

The representations and warranties of the Purchaser set forth in Section 3.3 will survive the completion of the sale of the Purchased Business herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date.

(b)

The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.2(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Purchased Business herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof and subject to Section 3.4(a) hereof.

4.	COVENANTS; INDEMNIFICATION

4.1	Covenants of the Warrantor.

(a)

In addition to the other indemnities provided by the Warrantor herein and subject to Section 3.2(a) above and Section 4.1(c) below, the Warrantor shall indemnify, save, hold harmless, discharge and release the Purchaser and its affiliates, subsidiaries, shareholders, managers, members, directors, employees and agents from and against any and all Claims arising from or based on:

(i)

any inaccuracy in any representation or warranty made by the Warrantor in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby (collectively, the “Vendor’s Documents”);

(ii)	any breach of any covenant of any Warrantor set forth in this Agreement or in the Vendor’s Documents;

(iii)

any liability or other Claims or obligations, except for those disclosed in the Financial Statements or the Disclosure Schedule or any other schedule hereto, reserved for or reflected on the Closing Date Balance Sheet or assumed by the Purchaser pursuant to Section 2.8, in respect of the Purchased Business which arose prior to the Effective Date or in respect of services performed or products supplied to customers of the Purchased Business before the Effective Date;

(iv)

any Claims of any employees for unpaid wages or accrued and unpaid vacation pay respecting the employment of such employees by the Vendor prior to the Effective Date that are not reserved for or reflected on the Closing Date Balance Sheet;

(b)

The Warrantor will ensure that the representations and warranties of the Warrantor are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser have been performed or complied with by the Time of Closing.

(c)	The following limitation will apply with regard to the Claims for which the Warrantor would otherwise have indemnification obligations under this Agreement:

(i)

except as otherwise specified herein, the indemnities set forth in this Agreement shall not apply until the aggregate of all Claims total more than $10,000, in which event the indemnities under this Agreement shall apply to all Claims brought under this Agreement which in the aggregate are in excess of $10,000;

	(ii)	the maximum aggregate liability of the Warrantor to the Purchaser for Claims related to the representations and warranties shall not exceed an amount equal to the Purchase Price.

(d)

Notwithstanding the foregoing, the limitations set out above do not apply to Claims of any amount arising (i) under Section 2.7 hereof or (ii) from fraud (including without limitation fraudulent misrepresentation) on the part of the Warrantor, either of which may be brought by the Purchaser at any time notwithstanding the foregoing limitation.

4.2	Covenants of the Purchaser.

(a)

In addition to the other indemnities provided by the Purchaser herein, the Purchaser shall indemnify, save, hold harmless, discharge and release the Warrantor, and their respective affiliates, subsidiaries, shareholders, managers, members, directors, employees and agents, from and against any and all Claims arising from or based on:

(i)

subject to subsection 3.4(a), any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Purchaser pursuant to the terms of this Agreement (collectively, the “Purchaser’s Documents”);

		(ii)	any breach of any covenant of the Purchaser set forth in this Agreement or in the Purchaser’s Documents;

		(iii)	any liability or obligation assumed by the Purchaser pursuant to Section 2.8;

(iv)

the delivery to Purchaser of automatic payment forms containing customer credit card or banking information or any similar disclosure to Purchaser by Vendor of such customer information regarding payment and the use of any such customer information by the Purchaser; or

(v)

any liability or other Claims or obligations respecting the Purchased Business which arise subsequent to the Effective Date or respecting services performed or products supplied to customers of the Purchased Business after the Effective Date.

(b)

The Purchaser will ensure that the representations and warranties of the Purchaser are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor have been performed or complied with by the Time of Closing.

(c)

The Purchaser shall not have any indemnification obligations under this Agreement until the aggregate of all Claims total more than $10,000, in which event the indemnities under this Agreement shall apply to all Claims brought under this Agreement which in the aggregate are in excess of $10,000. Notwithstanding the foregoing, the limitations set out above do not apply to Claims of any amount arising from fraud (including without limitation fraudulent misrepresentation) on the part of the Purchaser.

4.3

Notice; Right to Defend. Each party shall give reasonably prompt written notice to the other of the assertion or commencement of any third party Claim (“Third Party Claim”) in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other (“Direct Claims”). If the indemnified party fails to give such reasonably prompt notice, such failure shall not preclude the indemnified party from obtaining indemnification, but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense. The indemnifying party shall have the right and obligation to assume the defense or settlement of any Third Party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party’s prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Third Party Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 30 days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Third Party Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall be bound by any defense or settlement that the indemnified party may make as to such Third Party Claim. Each party shall cooperate fully in defending or settling any Third Party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim.

4.4

Bulk Sales Legislation. The parties hereto believe that, assuming compliance with this Agreement by both the Vendor and the Purchaser, it is both unnecessary for the protection of the Vendor’s creditors and impracticable to comply with the bulk sales legislation of the various jurisdictions in which the Assets are located. Accordingly, in the event that any creditor of the Vendor should make any claim against either the Purchaser or the Assets which is wholly or partially based on the premise that the sale of the Assets did not conform to the requirements of bulk sales legislation of any jurisdiction in which the Assets are situated, the Warrantor agrees to indemnify and save the Purchaser harmless in principal, interest and costs, including reasonable legal fees, against and from any such claim, whether or not the claim is ultimately proved to be well founded.

4.5	Resolution of Disputes.

(a)

Subject to clause (i) hereof, any controversy or claim arising out of or relating to this Agreement or the breach hereof involving only a claim as between the parties hereto, shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association (AAA). Arbitration proceedings conducted pursuant to this Section 4.5 shall be held in New York City.

(b)

The Purchaser and the Vendor shall mutually select an arbitrator to conduct the arbitration. If the Purchaser and the Vendor are unable to mutually agree upon such an arbitrator, then the Purchaser and the Vendor shall each select an arbitrator and within five (5) days after their selection, those two arbitrators shall select a third arbitrator, which third arbitrator shall conduct the arbitration (hereinafter referred to as the “Arbitrator”). The Arbitrator must be a person experienced in corporate law or the law of mergers and acquisitions and must have sewed as an arbitrator in at least one prior commercial arbitration involving primarily questions of commercial or corporate law conducted under the AAA rules. The Arbitrator may not be a person who ever has been an affiliate of or attorney for any party or for any of their respective affiliates.

(c)

The parties shall allow and participate in discovery in accordance with the United States Federal Rules of Civil Procedure for a period of 180 days after the filing of an answer or other responsive pleading. Unresolved discovery disputes may be brought to the attention of the Arbitrator for resolution.

(d)

Any provisional remedy that would be available from a court of law shall be available from the Arbitrator to the parties pending arbitration. Any party may, without inconsistency with the Agreement, apply to any court of proper jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

(e)

The Arbitrator’s award shall be made in writing and shall make written findings of fact and conclusions of law. The Arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. Judgment on any arbitration award may be entered by the Arbitrator or by any party in any court having jurisdiction thereof No party or Arbitrator may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of both parties except to the extent necessary to enter and enforce a judgment based upon such an award.

(f)

The award of the Arbitrator shall be final and not subject to appeal. Each party hereby waives the benefit of any applicable law which would permit it to appeal the decision of the Arbitrator to any court or other authority.

(g)

All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. Notwithstanding the foregoing, the Arbitrator shall be entitled to tax and assess costs against any party (including the fees of attorneys and arbitrators) to the extent that the Arbitrator finds that such party’s claim or any portion thereof was unreasonable, speculative or primarily for the purpose of delaying the exercise of rights by the prevailing party.

(h)

The provisions of this Section 4.5 shall survive termination of this Agreement. Any dispute regarding the applicability of this Section 4.5 to a particular claim or controversy shall be arbitrated as provided in this Section 4.5.

(i)	The provisions of this Section 4.5 shall not apply to matters relating, in whole or in part, to Section 6.0.

4.7       Closing Date Accounts Receivable. Within thirty (30) days of the date that is immediately following the two months anniversary of the Closing Date, Purchaser will send to the Vendor a list of all accounts receivables included on the Closing Date Balance Sheet but not collected as of the date of the two months anniversary of the Closing Date (such statement, the “A/R Statement” and such accounts receivable, the “Uncollected A/R”). Purchaser agrees to use its commercially reasonable efforts after the Closing to collect the accounts receivable included on the Closing Date Balance Sheet. The parties agree that one-half of the dollar value of the Uncollected A/R shall be used to reduce the value of the Tangible Assets in the calculation of the purchase price adjustment in Section 2.7 and the remaining one-half shall be an indemnification claim of Purchaser pursuant to Section 4.1 and subject to the limitations in Section 4.1. In the event that there exists Uncollected A/R, Purchaser shall assign to the Vendor the right to one half of all collections of the Uncollected A/R on the date that the A/R Statement is provided, free and clear of any liens. Purchaser covenants to continue to send statements to the pertinent customers for any Uncollected A/R thereafter as if Purchaser were still the owner of them and to remit one half of any payments made by these customers for any such Uncollected A/R to the Vendor promptly upon receipt thereof. The one half of the payments made by these customers for any such Uncollected A/R that is retained by Purchaser shall reduce Purchaser’s indemnification claim for Uncollected A/R. Purchaser agrees to cooperate with the efforts of the Vendor to collect the accounts receivable set forth on the A/R Statement.

5.	CLOSING

5.1	Deliveries. The parties will make the following deliveries at Closing:

(a)

the Purchaser will be furnished with such certificates or other instruments (including, without limiting the generality of the foregoing, a certified copy of resolutions of the board of directors of the Vendor approving the sale of the Assets to the Purchaser, instruments of conveyance with respect to the Assets, etc.) of the Vendor or of officers of the Vendor as the Purchaser or the Purchaser’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Warrantor herein given are true and correct at the Time of Closing;

(b)

the Vendor shall have obtained from the parties to all Contracts, engagements, or commitments or leases referred to in the Disclosure Schedule or otherwise, where required, the consent to the assignment of the Vendor’s interest in its contracts or engagements to the Purchaser;

(c)	there will be an employment agreement, which shall include non-solicitation and non-competition terms, entered into between the Purchaser and each of Laura Kinard, Scott Blight, and Greg Carmichael.;

(d)

the Purchaser will have entered into a written agreement with the Vendor for a sub-lease of the business premises located at 7405 N. Tamiami Trail, Sarasota, Florida, at rate of $3,200 per month plus utilities;

(e)

the Vendor will have delivered to the Purchaser an undertaking, in a form reasonably satisfactory to the Purchaser, to provide within ninety days of the Closing Date, a certificate issued by the applicable state authorities indicating that the Vendor has paid all taxes collectable or payable under applicable taxation legislation up to the Closing Date or has entered into an arrangement satisfactory to the said authorities for the payment of such taxes;

(f)

the Vendor will have delivered to Purchaser all copies of the Software within their possession or control and a certificate signed by the President of the Vendor attesting that the Vendor no longer retains any copies of the Software;

(g)	the Purchaser shall have received from the lienholders a full and final release of all liens which apply to the Assets, in form and content reasonably satisfactory to the Purchaser’s Counsel;

(h)	the Vendor and the Purchaser shall have entered into a software license agreement with respect to the Software, in form and content reasonably satisfactory to the Purchaser’s counsel;

(i)

the Vendor and the Purchaser shall have entered into written undertaking to execute a software escrow agreement with respect to the Software, in form and content reasonably satisfactory to the Vendor’s counsel;

(j)	the Vendor and the Purchaser shall have entered into a written undertaking to execute a transition services agreement, in form and content reasonably satisfactory to the Purchaser’s counsel; and

(k)	the Warrantor will have signed a release and assignment of intellectual property in favour of Purchaser in a form reasonably satisfactory to Purchaser.

6.	NON-COMPETITION; NON-DISCLOSURE

6.1

Non-Competition. In consideration of the completion of the transaction contemplated hereunder, the Warrantor agrees that it will not, directly or indirectly, or through any person or entity for a period of five (5) years following the Closing Date in the United States, Canada, or any where else where the Purchased Business or successor sells its products or services at the Time of Closing:

(a)

own, manage, operate, join, control, finance or participate in the ownership (exclusive of holding 5% or less of the shares of a publicly traded company with which the Warrantor is otherwise not associated), management, operation, control or financing of any business or enterprise that develops or markets products or services competitive with the products or services offered by the Purchased Business at the Time of Closing; or

	(b)	develop, sell, offer or provide products or services that are competitive with the products or services of the Purchased Business at the Time of Closing.

6.2

Non-Disclosure. The Warrantor agrees that it will not, directly or indirectly disclose, divulge or communicate orally, in writing or otherwise any confidential information, trade secrets or confidential data of the Purchased Business or the Purchaser to any other person, firm or corporation.

6.3

Non-Solicitation of Employees. The Warrantor shall not solicit or offer employment to or retain as an independent contractor any of the employees or independent contractors of the Purchased Business then engaged by Purchaser for a period of five (5) years after the Closing Date.

6.4

Non-Solicitation of Customers. The Warrantor agrees that for a period of five (5) years after the Closing Date the Warrantor shall not solicit, approach or sell to entities that were customers of the Purchased Business as at the Closing Date, or Prospects of the Purchased Business, products or services that are competitive with the products or services produced, licensed or sold by the Purchased Business as at the Closing Date. For the purposes of this Section 6.4, “Prospects” means organizations or persons that appear on Purchaser’s list of sales leads at or prior to the Closing Date and which organizations or persons have the potential to license software or purchase services from Purchaser.

7.	GENERAL

7.1

Further Assurances. The Warrantor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2

Transition Period. From the Closing Date until the date that is thirty (30) days thereafter the Vendor shall collect on the Purchaser’s behalf any monies received in respect of the Purchased Business and shall remit such funds to the Purchaser forthwith upon receipt. Notwithstanding the foregoing, the Vendor shall, after expiration of the Transition Period, continue to remit to the Purchaser any monies or invoices received in respect of the Purchased Business forthwith upon receipt.

7.3	Time of the Essence. Time is of the essence of this Agreement.

7.4

Fees. Each party hereto shall bear its own legal, accounting, due diligence and out-of- pocket costs and expenses incurred by each party hereto in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

7.5	Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

7.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.

There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.7

Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.8

Assignment. This Agreement may not be assigned by either party without the written consent of the other, but may be assigned by the Purchaser without the consent of the Vendor to an associated nominee of the Purchaser, provided that such associated nominee enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and the Purchaser is not released from its obligations under this Agreement.

7.9

Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:

Constellation HomebuilderSystems, Inc. Attention: Chief Executive Officer 75 Frontenac Drive Markham, Ontario, Canada L3R 6H2

To the Vendor:

Carbiz Inc.
Attention: Carl Ritter, Chief Executive Officer 7115 16th Street East, Unit 105 Sarasota, Florida 34243

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if confirmed and given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

7.11

Counterparts. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.12

Announcements. All announcements, public notices and any other communication regarding this Agreement and the transactions contemplated hereby to be made by either party must be approved in writing in advance by the other.

7.13

Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of the Province of Ontario applicable therein. Subject to Section 4.5, the parties hereto hereby agree to attorn to the non-exclusive jurisdiction of the Province of Ontario.

7.14

Knowledge of Vendor or Warrantor. For the purposes of this Agreement, “to the Warrantor’s knowledge”, “to the knowledge of the Warrantor” and all similar phrases means the actual knowledge, or awareness of the existence or absence of a fact, after reasonable investigation of Carl Ritter and Stan Heintz.

7.15

Schedules. Headings and designations in the Disclosure Schedules are for convenience only and shall not be used to interpret any provision of the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules, unless otherwise defined, shall have the respective meanings assigned to such terms in this Agreement.

7.16

Assignment of Contracts. If there are any consents or approvals required to be obtained under any Contracts in order to assign the Vendor’s interest in such Contracts to the Purchaser, and such consents or approvals have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date, in the case of each Contract as to which such consent or approval was not obtained (or otherwise are not in full force and effect) (each, a “Restricted Contract”), the parties shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain the consent or approval relating to each Restricted Contract as quickly as practicable following the Closing Date. Prior to the obtaining of such consent or approval, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the material benefits of use of any and all Restricted Contracts for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of the Purchaser of any and all rights of the Vendor against a third party thereunder). When a consent or approval for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Vendor shall promptly assign, transfer, convey and deliver such Restricted Contract to the Purchaser, and the Purchaser shall assume the obligations under such Restricted Contract assigned to the Purchaser from and after the Closing Date pursuant to an assignment and assumption agreement. Unless and until each Restricted Contract is assigned to the Purchaser, the Vendor shall continue its corporate existence and shall hold such Restricted Contracts for the exclusive benefit of the Purchaser and the

Purchaser shall to the extent permissible and lawful, act as the Vendor’s subcontractor and perform all of the obligations of the Vendor under the Restricted Contracts. To the extent that any payment is made to the Vendor in respect of a Restricted Contract after the Closing Date the Vendor shall receive such payment as trustee and shall account to the Purchaser for the same within ten Business Days of receipt. Notwithstanding the foregoing or anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign or transfer any Restricted Contract if any attempted sale, conveyance, assignment or transfer of such Restricted Contract, without the requisite consent to such transfer, would constitute a breach by the Vendor with respect to such Restricted Contract.

[signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement.

Constellation Homebuilder Systems Inc.

By: /s/ Dexter Salna	July 2, 2008
Name: Dexter Salna	Date
Title: President

Constellation Homebuilder Systems, Corp.

By: /s/ Dexter Salna	July 2, 2008
Name: Dexter Salna	Date
Title: President

Carbiz Inc.

By: /s/ Carl Ritter	July 2, 2008
Name: Carl Ritter	Date
Title: Chief Executive Officer